SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ]  Confidential for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                             NAI Technologies, Inc.
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                (Name of Registrant as Specified In Its Charter)


    -------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.


[ ] $500 per  each  party  to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transaction applies:

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         2)  Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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         4)  Proposed maximum aggregate value of transaction:

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         5)  Total fee paid:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[x]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

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         2)  Form, Schedule or Registration Statement No.:

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         3)  Filing Party:

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         4)  Date Filed:

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Revised Preliminary Copy     NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674

                              -------------------


                  NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                         to be held on February 1, 1996



                              -------------------




         The 1995 Annual Meeting of Shareholders (the "Annual Meeting") of NAI Technologies, Inc., a New York corporation (the "Company"), will be held on Thursday, February 1, 1996 at 10 a.m., at the Raintree Conference Center located at 1850 Industrial Circle, Longmont, Colorado 80503, for the following purposes:


         1. to approve the issuance by the Company of certain debt securities and warrants convertible or exercisable into or for approximately 8,000,000 shares of the Company's Common Stock to investors in a proposed private placement which will result in the potential issuance of more than 20% of the Company's Common Stock and may result in a change of control of the Company;



         2. to vote on an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000;

         3. to elect seven members of the Board of Directors;

         4. to vote to ratify and approve the selection of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1995; and

         5. to consider and act upon such other matters as may properly come before the Annual Meeting.

         All shareholders are cordially invited to attend. Only shareholders of record at the close of business on December 15, 1995 will be entitled to vote at the Annual Meeting or any adjournment thereof.

                                       By Order of the Board of Directors,



                                       Richard A. Schneider,
                                       Secretary



December  29, 1995

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                             NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674

                              -------------------



             PROXY STATEMENT FOR 1995 ANNUAL MEETING OF SHAREHOLDERS
                         to be held on February 1, 1996



                              -------------------

                                  INTRODUCTION


General




         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NAI Technologies, Inc., a New York corporation (the "Company"), of proxies for use at the 1995 annual meeting of shareholders (the "Annual Meeting") of the Company to be held at the Raintree Conference Center located at 1850 Industrial Circle, Longmont, Colorado 80503, on Thursday, February 1, 1996 at 10 a.m., local time, and at any adjournment thereof. This Proxy Statement was first mailed to shareholders of the Company on or about December 29, 1995.

         At the Annual Meeting, the Company's shareholders will (i) vote to approve the issuance by the Company of certain debt securities and warrants convertible or exercisable into or for approximately 8,000,000 shares of the Company's Common Stock to investors in a proposed private placement (the "Investment Transaction") which will result in the potential issuance of more than 20% of the Company's Common Stock and may result in a change of control of the Company, (ii) vote on an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.10 per share, of the Company ("Common Stock") from 10,000,000 to 25,000,000, (iii) elect seven members of the Board of Directors, and (iv) vote to ratify and approve the selection of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending December 31, 1995. The shareholders may also conduct such other further business as may properly come before the Annual Meeting or any adjournment thereof.



         The Board of Directors believes that the approval of the Investment Transaction and the related authorization of an additional 15,000,000 shares of Common Stock is necessary to enable the Company to restructure its debt which otherwise matures, with a payment of $15,225,000, plus interest accrued, being due and payable, on February 15, 1996 and otherwise to remain financially viable and to avoid seeking bankruptcy protection.

Record Date; Proxies




         The Board of Directors of the Company has fixed the close of business on December 15, 1995 as the record date (the "Record Date") for determining holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting or at any adjournment thereof. At such date, there were issued and outstanding 7,459,437 shares of Common Stock, each of which is entitled to one vote on each matter presented at the Annual Meeting.



         Each shareholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that the shares owned by such shareholder are voted at the Annual Meeting. Any shareholder may revoke a proxy at any time before it is voted by: (i) delivering a written notice to the

Secretary of the Company, at the address of the Company set forth above, stating that the proxy is revoked; (ii) executing a subsequent proxy and delivering it to the Secretary of the Company; or (iii) attending the Annual Meeting and voting in person. Each properly executed proxy returned will be voted as directed. In addition, if no directions are given or indicated, the persons named in the accompanying proxy intend to vote proxies FOR the election of the nominees for director described herein unless authority to vote for directors is withheld. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the proxy shall have the discretion and authority to vote or to refrain from voting in accordance with their judgment on such other nominations. In addition, unless otherwise specified in the proxy, proxies will be voted IN FAVOR OF the proposal to approve the Investment Transaction, IN FAVOR OF the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000, and IN FAVOR OF ratification and approval of the selection of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1995.



Required Vote



         The holders of a majority of the outstanding shares of Common Stock on the Record Date are necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting and voting is required to approve the Investment Transaction. Accordingly, votes "withheld" will not count against the ratification of the Investment Transaction. Brokers do not have discretionary authority to vote on the proposal to approve the Investment Transaction. See "Approval of Issuance of Securities in Investment Transaction." The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock. Accordingly, votes "withheld" will count against the proposal to amend the Certificate of Incorporation. Brokers do not have discretionary authority to vote on the proposal to amend the Certificate of Incorporation. See "Approval of Increase in Number of Common Shares Authorized." The affirmative vote of the holders of a plurality of the shares of Common Stock is required to elect directors. Accordingly, votes "withheld" from director-nominee(s) will not count against the election of such nominee(s). Brokers have discretionary authority to vote on the election of directors. See "Election of Directors." The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting and voting is required to ratify and approve the selection of auditors. Accordingly, votes "withheld" will not count against the ratification of the selection of such auditors. Brokers have discretionary authority to vote on the ratification of the selection of auditors. See "Ratification of the Selection of Independent Auditors."



Dissenters' Rights

         Shareholders do not have dissenters' rights of appraisal with respect to any of the matters to be acted upon at the Annual Meeting.

Other Action At Annual Meeting

         The Company does not know of any other matters to be presented at the Annual Meeting. If any additional matters should be properly presented, proxies will be voted in accordance with the judgment of the proxy holders.

Cost of Solicitation

         The Company will bear the cost of soliciting proxies estimated at approximately $60,000. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies in connection with the Annual Meeting for which it will receive an estimated fee of approximately $15,000 plus reasonable out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies personally or by telephone, telegram or mail. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of the Common Stock held of record by such persons and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.



Other

         Although the Company intended to hold the Annual Meeting during 1995, it was not able to do so. The Company's by-laws provide that the annual meeting of the shareholders of the Company for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at a time and date selected by the Board of Directors. Under New York corporate law, the failure to hold the annual meeting will not work as a forfeiture or give cause for dissolution of the Company. Representatives of The Nasdaq National Market, on which the Common Stock is traded, have advised the Company that they will not object to the Company's failure to hold an annual meeting during 1995. The Company anticipates that the 1996 annual meeting of shareholders will be held subsequent to July 1, 1996 and before August 31, 1996.


          APPROVAL OF ISSUANCE OF SECURITIES IN INVESTMENT TRANSACTION



General



         The Company proposes to offer to selected qualified investors up to 8,000 units (the "Units"), each Unit consisting of $1,000 principal amount of the Company's 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") and a detachable warrant (the "Warrant" and, together with the Notes, the "Securities") to purchase Common Stock at a purchase price of $1,000 per Unit or up to an aggregate purchase price of $8,000,000 on a "best efforts -- 6,000 Units or none" basis pursuant to arrangements hereinafter described (the "Investment Transaction"). If 6,000 Units are sold within a period of 60 days following the date of the commencement of the offering (which period may be extended up to an additional 30 days at the election of the Company and the placement agent), the remaining 2,000 Units will be offered for sale on a "best efforts" basis until either all of the Units offered thereby are sold or the offering period ends, whichever occurs first.

         The Notes are convertible by the holders into shares of Common Stock at a conversion price equal to $2.00 per share, subject to adjustment. The Notes will mature on January 15, 2001 . The Notes will be unsecured obligations of the Company subordinate in right of payment to all Senior Indebtedness (as hereinafter defined) of the Company. At November 25, 1995, the amount of Senior Indebtedness outstanding was $15,225,000. See "Approval of Issuance of Securities in Investment Transaction--Description of the Securities--The
Notes."

         Each Warrant entitles the holder thereof to purchase 250 shares of Common Stock at any time and from time to time on or before January 15, 2001, at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment. The Warrants will be immediately detachable and separately transferable. See "Approval of Issuance of Securities in Investment Transaction--Description of the Securities--The Warrants."

         The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, and the exercise price of the Warrants will be adjusted to $2.00 or $1.50, respectively, if the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company fall below $6,000,000 or $4,750,000 in 1996. EBITDA will be calculated by combining the Company's earnings before interest and taxes as reported in its consolidated statements of operations for the relevant period and the Company's depreciation and amortization as reported in its consolidated statements of cash flows for the same period. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The conversion price of the Notes and the exercise price of the Warrants may be reduced if such reduction is in the opinion of the Company necessary to effectuate the sale of the Securities. The conversion price and the number of shares of Common
Stock to be received upon conversion and the exercise price and the number of shares to received upon exercise are subject to adjustment upon the occurrence of certain events. The Company may force conversion of the Notes if, during any period prior to maturity, the closing price of the Common Stock exceeds $6.00 per share for 30 consecutive trading days. See "Approval of Issuance of Securities Investment Transaction--Description of the Securities."



         The Investment Transaction will be with a limited number of accredited investors ("Investors") pursuant to the exemption from registration afforded by Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). THE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. This proxy statement does not constitute an offer to sell or a solicitation of an offer to buy the Securities by the Company or any other person.



         On October 13, 1995, Charles S. Holmes loaned the Company $1,000,000 at 12% interest (the "Holmes Transaction") which will be integrated with an additional investment of $1,000,000 in the Investment Transaction. See "Approval of Issuance of Securities in Investment Transaction--Background of Investment Transaction--Capital and Credit Transactions." Mr. Holmes has committed to make such additional investment which is a condition to closing of the Investment Transaction. Mr. Holmes became a director of the Company in October 1995 and will take an active role in the Company following the completion of the Investment Transaction. Two other individuals acceptable to the Company and who are designated by the Investors (including one designated by Mr. Holmes) will also be appointed to the Company's Board of Directors following the resignation of two then-current members of the Board of Directors. See "Election of Directors."






         Warrants to purchase between 600,000 and 800,000 shares of Common Stock (based on the number of Units sold) at $2.50 per share will be issued to Commonwealth Associates, which will act as the placement agent for the Company in connection with the Investment Transaction ("Commonwealth"), in connection with the private placement. Warrants to purchase an aggregate of 1,700,000 additional shares of Common Stock at $2.50 per share will be issued to Charles
S. Holmes, 1,200,000 of which are for past advisory services in connection with the private placement and the engagement of Commonwealth and 500,000 of which are as a result of the Holmes Transaction and the additional $1,000,000 investment. The Company did not previously have a relationship or affiliation with either Mr. Holmes or Commonwealth or any affiliates of either. See "Approval of Issuance of Securities in Investment Transaction--Commonwealth Placement Agreement."





         Completion of the Investment Transaction is subject to the restructuring of and amendment of certain other terms under the Company's Amended and Restated Credit Agreement, dated as of April 12, 1995, and as amended to date (the "Existing Credit Agreement"), with two bank lenders (the "Bank Lenders"), and the completion of a due diligence review by Commonwealth. If all of the Notes are sold and converted, an aggregate of 4,000,000 shares of Common Stock will be issued (including 1,000,000 shares to Mr. Holmes for $2,000,000 of Notes) and, if all the Warrants (including the 2,000,000 advisory warrants) are exercised, an aggregate of 4,000,000 additional shares of Common Stock will be issued (including an aggregate of 1,700,000 shares to Mr. Holmes consisting of warrants for 500,000 shares and advisory warrants for 1,200,000 shares).

Upon the happening of such events, the Company will have received gross proceeds of $18,000,000 (approximately $16,860,000 net) in exchange for the sale of approximately 49.6% of the shares of Common Stock on a fully-diluted basis and based on shares currently outstanding. See "Approval of Issuance of Securities in Investment Transaction--Dilution of Holders of Common Stock."





         The Board of Directors has unanimously approved the Investment Transaction and the issuance of the Securities in the Investment Transaction. The issuance of the Securities in the Investment Transaction is subject to the approval of the shareholders of the Company because insufficient shares are authorized for issuance under the Company's Certificate of Incorporation (see "Approval of Increase in Number of Common Shares Authorized") and to comply with certain rules of The Nasdaq National Market ("Nasdaq"). Such Nasdaq rules require that the Company seek shareholder approval prior to the sale or issuance by the Company of Common Stock or securities like the Securities convertible into or exercisable for Common Stock equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of the Common Stock by a majority of the votes cast on the proposal in person or by proxy. As previously stated, the consummation of the Investment Transaction will result in the sale of approximately 49.6% of the shares of Common Stock on a fully-diluted basis and based on shares currently outstanding for less than the book value per share of Common Stock as at September 30, 1995 which was $1.56 (assuming that the conversion price of the Notes and the exercise price of the Warrants are adjusted as provided by the terms of such Securities which adjustment cannot be predicted by the Company). On December 22, 1995, the closing price of the Common Stock on Nasdaq was $2 per share. Section 6(i)(1)(b) of Schedule D of the Nasdaq rules also requires that, prior to issuing shares of a listed class such as the Common Stock that would result in the "change of control," the Company obtain approval of the proposed issuance by a majority of the votes cast at the Annual Meeting. The consummation of the Investment Transaction may result in a change of control of the Company.





         The Company is seeking shareholder approval of the issuance by it of the Securities, having the terms and conditions described in "Approval of Issuance of Securities in Investment Transaction -- Description of Securities," which are convertible into or exercisable for approximately 8,000,000 shares of its Common Stock, to investors in the Investment Transaction, in the manner described herein, which will result in the potential issuance of more than 20% of its Common Stock and may result in a change of control of the Company. The Company is not seeking shareholder approval of any other aspect of the Investment Transaction.




         If the Company is unable to conclude the Investment Transaction, the Company and Mr. Holmes have agreed that the Company would retain an investment banker to sell certain assets or the stock of one or more subsidiaries, and that Mr. Holmes would have the option to purchase an additional $1,000,000 principal amount of Notes and receive Warrants to purchase an additional 1,300,000 shares of Common Stock (the "Holmes Alternative"). If he made such new investment, the Company would use its best efforts to promptly cause the resignation of two then-current members of the Board of Directors of the Company and to cause the vacancies resulting thereby to be filled by individuals designated by Mr. Holmes and acceptable to the Company. See "Approval of Issuance of Securities in Investment Transaction -- The Holmes Alternative."



         If the Company is unable to consummate either the Investment Transaction or the Holmes Alternative and to amend the Existing Credit Agreement, it may be forced to seek bankruptcy protection.

         The following chart summarizes the principal terms of each transaction between the Company, Mr. Holmes and Commonwealth:


           Transaction                   Date              Parties                     Principal Components
           -----------                   ----              -------                     --------------------
Purchase by Mr. Holmes of              10/13/95       Mr. Holmes and the            Payment by Mr. Holmes of
$1,000,000 principal amount                           Company                       $1,000,000 to the Company for
of the Company's 12%                                                                the note; agreement by the
subordinated promissory note                                                        Company to pay Mr. Holmes
due January 15, 1996 and                                                            interest thereon at 12% per
commitment by Mr. Holmes                                                            annum; agreement by the
to purchase an additional                                                           Company to issue warrants to
$1,000,000 of Notes in the                                                          purchase an aggregate of
Investment Transaction                                                              1,700,000 of Common
                                                                                    Stock at $2.50 per share (subject
                                                                                    to adjustment) to Mr.Holmes;
                                                                                    and commitment by Mr. Holmes
                                                                                    to purchase an additional
                                                                                    $1,000,000 of Notes, such
                                                                                    investment to be integrated with
                                                                                    the Investment Transaction.

Retention by the Company of            10/20/95       Commonwealth and              Fee of 8% of the gross proceeds
Commonwealth Associates as                            the Company                   of the Investment Transaction plus
the placement agent for the                                                         accountable expenses; minimum
Investment Transaction                                                              termination fee of $250,000 if the
                                                                                    Investment Transaction is not
                                                                                    completed, plus accountable
                                                                                    expenses, such amount not to
                                                                                    exceed $400,000; agreement by
                                                                                    the Company to issue warrants
                                                                                    to purchase between 600,000 and
                                                                                    800,000 shares of Common Stock
                                                                                    (based on the amount of Notes
                                                                                    sold) at $2.50 per share (subject
                                                                                    to adjustment) to Commonwealth;
                                                                                    and grant by the Company to
                                                                                    Commonwealth of a right of first
                                                                                    refusal to act as the Company's
                                                                                    underwriter and placement agent
                                                                                    and to serve as the Company's
                                                                                    investment banker in certain
                                                                                    circumstances.



Background of Investment Transaction

         The Company has experienced substantial financial difficulty in 1994 and 1995 and has a current liability under the Existing Credit Agreement of $15,225,000, which is due February 15, 1996, and approximately $3,120,000 of unpaid past due trade debt as of November 25, 1995. The Company has operated during this period with a series of amendments and waivers from the Bank Lenders, one of which was given on October 13, 1995 in connection with the Holmes Transaction. If the Company is not able to restructure the repayment schedule with the Bank Lenders, it will be unable to meet its payment obligations at February 15, 1996.

         In addition, the Company lost $11,600,000 in 1994 and an additional $9,200,000 in the nine months ended September 30, 1995. The Company's net book value has declined from $4.52 per share at January 1, 1994 to $1.56 per share at September 30, 1995.



         The Company has negotiated the Investment Transaction with Commonwealth. The completion thereof is subject to the Company's ability to work out satisfactory terms for amendments to the Existing Credit Agreement with the Bank Lenders. The Bank Lenders have reviewed the Investment Transaction and have stated that, subject to satisfactory review prior to the closing of the Investment Transaction, they will consent to the Investment Transaction and will amend the Existing Credit Agreement to provide for an amortization of principal in equal installments of $500,000 at March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996, and equal quarterly installments of $750,000 beginning on March 31, 1997, with a payment of $7,975,000 due on January 15, 1999 (the "Revised Credit Agreement"). Commonwealth and Mr. Holmes have agreed that such terms are acceptable to them. See "Approval of Issuance of Securities in Investment Transaction--Background of Investment Transaction--Capital and Credit Transactions."



         If the Company is unable to conclude the Revised Credit Agreement and the Investment Transaction, the Company and Mr. Holmes have agreed to implement the Holmes Alternative. The Bank Lenders have reviewed the Holmes Alternative and stated that they will consent to the Holmes Alternative and will amend the Existing Credit Agreement to provide for an amortization of principal in equal quarterly installments of $125,000 at March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996 with the balance due on January 15, 1997. While the Company reasonably believes that the Bank Lenders will enter into a written agreement as described above [based on the receipt by the Company of a signed letter of intent from the Bank Lenders which is subject to the absence of the occurrence of an event of default under the Existing Credit Agreement, the receipt of credit committee approval and the preparation, execution and delivery of appropriate documents], no assurance can be given that the Bank Lenders will do so or renegotiate the Existing Credit Agreement in a manner to permit the Company to continue to operate upon the implementation of the Holmes Alternative.



         If the Company is unable to consummate either the Investment Transaction or the Holmes Alternative and to amend the Existing Credit Agreement, it may be forced to seek bankruptcy protection. All of the assets of the Company and its United States subsidiaries are pledged as collateral to the Bank Lenders. Completion of the transactions above will not ensure the Company's survival. Continuation of the Company as a going concern is also dependent upon the return of the Company to profitable operations.



         The completion of these transactions will result in substantial dilution of the shareholdings of all shareholders. See "Approval of Issuance of Securities in Investment Transaction--Dilution of Holders of Common Stock."



         Summary of Business Activities. In 1990, management adopted a long range strategy to enhance the growth of the Company both by internal and external means. Management sought to grow the Company's U.S. military business by increasing its internal sales and engineering resources while simultaneously reducing the Company's dependence on the military budget by increasing its commercial and foreign customer base. Between 1990 and 1993, the Company acquired five businesses, primarily for cash and notes in the aggregate amount of approximately $25,300,000, and the assumption of certain liabilities.

         The Company acquired the Systems Division, based in Columbia, Maryland, in November 1990 for approximately $6,000,000 in cash. The Systems Division specializes in the integration of various manufacturers' computer software and hardware to address specific customer needs.

         In May 1992, the Company acquired a line of ruggedized computers and peripheral products marketed under the name KMS for approximately $1,700,000 in cash and assumed liabilities of approximately $400,000. Additional costs pursuant to the transaction resulted in a total acquisition cost of approximately $2,500,000. The purchase price was paid from the Company's cash balances. KMS operations were moved to Hauppauge, New York following the acquisition.

         In August 1992, the Company acquired assets and assumed certain liabilities and obligations related to the production of telecommunications test equipment and transmission enhancement products in Laconia, New Hampshire for approximately $6,000,000 in cash and assumed liabilities of approximately $1,000,000. Additional costs incurred pursuant to the transaction resulted in a total acquisition cost of approximately $8,000,000. The acquisition cost was funded by existing cash balances and $5,000,000 of additional borrowings under the Company's long-term credit agreement with the Bank Lenders.

         In January 1993, the Company acquired Lynwood Scientific Developments Limited, a U.K. company located in Farnham, England, for approximately $4,000,000 in cash, 330,497 shares (adjusted for stock dividends and stock splits) of Common Stock and warrants to purchase 39,000 shares of Common Stock at a price of $8.89 per share. The Common Stock was valued at approximately $1,100,000. The cash portion of the purchase price was paid from existing cash balances. Lynwood produces intelligent terminals, terminal emulators, TEMPEST computer products and high performance work stations for commercial and government markets.

         In October 1993, the Company acquired Codar Technology, Inc., located in Longmont, Colorado ("Codar"), for approximately $6,500,000 consisting of cash and notes payable. Additional costs incurred pursuant to the transaction resulted in a final total acquisition cost of approximately $7,600,000. The Company increased its term loan borrowings by $7,500,000 in conjunction with the acquisition. Codar produces ruggedized computers and equipment and provides systems integration and design services.

         Following the Codar acquisition in 1993, the Company structured its operations into two business segments: the Electronic Systems segment and the Telecommunications segment. The Electronic Systems segment included the Military Systems Group (the Military Products Division, based in Hauppauge, New York and the Codar Division, based in Longmont, Colorado), the Systems Division (based in Columbia, Maryland) and the Lynwood Division (based in Farnham, United Kingdom). The Telecommunications segment consists of the Wilcom Division (based in Laconia, New Hampshire).

         In April 1994, the Company announced that as part of its transition from the design and manufacture of computer peripherals toward both producing and integrating computer systems it would close its Hauppauge, New York based Military Products Division and transfer the division's operations to its Codar facility in Longmont, Colorado. As a direct result of the above, during the first quarter of 1994, the Company recorded a $9,500,000 charge, of which $7,300,000 was classified as a restructuring charge and $2,200,000 was charged to cost of sales. The transfer of operations to Colorado was substantially completed by the fourth quarter of 1994.

         The transition of the Military Systems Group to Colorado placed strains on the existing management and information systems at Codar which resulted in delayed shipments and significant cost overruns on long-term contracts, substantial losses on operations and significant cash flow issues. During the second half of 1994, the Codar subsidiary reported sales at a level substantially below earlier expectations.

         In 1995, the Company reorganized Codar's management. During the second quarter of 1995, which was the first full quarter under the new management team, the Company recorded mixed results. Revenue was $7,500,000, the highest in Codar's history. Operating losses during the quarter were $3,000,000, primarily due to cost-overruns on long-term contracts which were recognized during the quarter and inventory write-downs on slow moving or obsolete inventory. During the third quarter ended September 30, 1995, Codar had $6,400,000 in sales and reported a loss of $1,800,000. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 set forth in its entirety in Appendix 2 hereto.



         Capital and Credit Transactions. Until May 1994, the Company's borrowings were under unsecured credit lines and term loans. During 1992 and 1993, the Company borrowed no funds under these facilities, but borrowed $12,500,000 under term loans in connection with the acquisitions of Wilcom and Codar. In May 1994, the Company restructured its credit facilities to create secured lines of credit with its two principal lending institutions amounting to $6,000,000 and term loans of $9,175,000.

         On April 7, 1995, the Company entered into the Existing Credit Agreement. Under the terms of the Existing Credit Agreement, the then-existing term debt and lines of credit were converted into a revolving credit arrangement in exchange for a cash payment of $100,000 and the issuance of 125,000 shares of Common Stock to each of the Bank Lenders which the Company agreed to register with the Securities and Exchange Commission. The $100,000 cash payment, the issuance of the shares of Common Stock and other costs associated with the refinancing resulted in a charge against the Company's earnings of approximately $900,000 which is being amortized over the last three quarters of 1995. The Existing Credit Agreement required quarterly payments of $875,000, commencing in September 1995, which the Company was not able to make. The Existing Credit Agreement expires on February 15, 1996 at which time the remaining principal balance of $15,225,000 is due. Unless the Investment Transaction and restructuring take place, the Company will be unable to meet this obligation when it becomes due.

         In October 1994, the Company retained an investment banker to pursue strategic alternatives, including the sale of common or preferred stock, issuance of convertible debt, a business combination, the sale of all or a portion of the Company and establishment of a borrowing arrangement with new lending institutions. Separately, in November 1994, the Company sold 363,636 shares of Common Stock at $2.75 per share to an affiliate of Fundamental Management Corp. ("Fundamental"). C. Shelton James, a director of the Company, is the President and a director of Fundamental. In May 1995, the Company reached the letter of intent stage with a prospective purchaser to acquire the Company for publicly-traded stock of the acquiring company, which, based upon the price of the stock of the acquiring company, valued the Common Stock at approximately $3.45 per share. Subsequent to the completion of the prospective purchaser's due diligence, in July 1995, the prospective purchaser informed the Company that it would not proceed with the transaction on the terms previously announced. The Company continued to pursue other financing alternatives. The prospective purchaser has had further discussions with the Company, including as recently as December 13, 1995, but has not made any firm offers to the Company.

         In March 1995, the Company received a proposal for Charles S. Holmes to invest up to $8,000,000 in the Company in the form of convertible preferred stock with voting rights with the Common Stock coupled with warrants to purchase additional shares of Common Stock. Such proposal would have given Mr. Holmes an approximate 45% interest in the Company on a fully-diluted basis together with the right to designate three directors of the Company. The Company provided Mr. Holmes with certain information concerning the financial position of the Company and its projects and discussed Mr. Holmes' investment proposal with him.

         On August 4, 1995, Mr. Holmes introduced management of the Company to representatives of Commonwealth who proposed to raise up to $8,000,000. After discussions between management of the Company, Mr. Holmes and representatives of Commonwealth, a draft letter from Commonwealth proposing the

Investment Transaction was presented to the Board of Directors at its meeting on October 3, 1995. Management was authorized to negotiate final terms with Mr. Holmes of the Holmes Transaction providing for an investment of $1,000,000 and to execute a letter of intent with Commonwealth with respect to the Investment Transaction which was executed by the Company on October 20, 1995.

         The Board of Directors considered several different options including a potential disposition or merger of the Company, the possible sale of certain assets or the stock of one or more subsidiaries, the Holmes Transaction and the Investment Transaction. In approving the Holmes Transaction and the Investment Transaction, the Board considered the interests of all shareholders of the Company, the dilutive effects upon the current shareholders of the Company of various alternatives, the inability of the Company's investment bankers to find alternatives, the failure of the prospective purchaser to make a firm offer, and the obligations to the Bank Lenders which the Company would not be able to meet.



         On October 13, 1995, the Banks agreed to waive certain financial covenant defaults and to permit the Company and Mr. Holmes to proceed with the Holmes Transaction. On November 6, 1995, the Bank Lenders agreed to certain other amendments to the Existing Credit Agreement. Before or contemporaneously with the initial closing of the Investment Transaction, the Company contemplates entering into an amendment to the Existing Credit Agreement under which the Bank Lenders will agree to amend and extend the payment provisions contained in the Existing Credit Agreement, as well as reset certain financial covenants, on more favorable terms for the Company. While the Company reasonably believes that the Bank Lenders will enter into a written amendment as described below [based on the receipt by the Company of a signed letter of intent from the Bank Lenders which is subject to the absence of the occurrence of an event of default under the Existing Credit Agreement, the receipt of credit committee approval and the preparation, execution and delivery of appropriate documents], no assurance can be given that the Bank Lenders will do so. As contemplated, the Revised Credit Agreement would provide for principal payments of $500,000 on each of March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996 and $750,000 on
the last day of each quarter thereafter, commencing on March 31, 1997 and ending on September 30, 1998, together with accrued and unpaid interest through the applicable payment date. The remaining outstanding principal amount of $7,975,000 would be due and payable on January 15, 1999. Borrowings permitted under the Revised Credit Agreement would be irrevocably reduced with each quarterly principal payment. The interest rate, bank fees, collateral, non-financial covenants and events of default are not expected to be modified by the Revised Credit Agreement.

         On October 13, 1995, Mr. Holmes loaned the Company $1,000,000 at 12% interest, and received a placement fee of 3% of such principal amount. Such amount is due January 15, 1996. It is expected that Mr. Holmes will loan an additional $1,000,000 to the Company on similar terms in December 1995. These investments will be integrated with the Investment Transaction and Mr. Holmes will receive 2,000 Units in exchange therefor.



The Holmes Alternative



         In the event that the Investment Transaction is abandoned or is not consummated on or before February 15, 1996, Mr. Holmes will be entitled, on or before February 15, 1996 or such later date as may be mutually agreed between the parties, to purchase, upon written notice to the Company, (i) an additional $1,000,000 principal amount of the Company's Notes (the "Additional Note") and
(ii) warrants representing the right to purchase an additional 1,300,000 shares of Common Stock (the "Additional Warrant" and, together with the Additional Note, the "Additional Securities"), in each case, upon substantially the same terms and conditions as the respective securities purchased by Mr. Holmes in the Holmes Transaction. In the event that Mr. Holmes, or a designee of Mr. Holmes, purchases all of the Additional Securities, the Company will, upon written notice from Mr. Holmes, (i) promptly retain the services of an investment bank, mutually selected by the Company and Mr. Holmes, to advise the Company on the sale of certain assets or the stock of one or more subsidiaries and offer such assets or stock for sale through such investment bank and (ii) use its best efforts to promptly cause the resignation of two then-current members of the Board of Directors of the Company and to cause the vacancies resulting thereby to be filled by individuals designated by Mr. Holmes. See "Approval of Issuance of Securities in Investment Transaction--Commonwealth Placement Agreement."



Description of the Securities

         The Securities will be issued pursuant to a Subscription Agreement, dated as of January 15, 1996, between the Company and the Investors (the "Subscription Agreement"). It is anticipated that each unit will consist of (i) $1,000 principal amount of the Notes and (ii) a detachable Warrant representing the right to acquire 250 shares of Common Stock and will be offered at a Unit purchase price of $1,000. The Company has agreed to register the Notes, the Warrants and the underlying Common Stock with the Securities and Exchange Commission. See "Approval of Issuance of Securities in Investment Transaction--Registration Rights."

         The Notes. The Notes will mature on January 15, 2001 and will bear interest from the date of issuance at the rate per annum of 12%. Interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing April 15, 1996. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law. The Notes will be subject to prepayment, in whole and not in part, at the option of the Company, at any time after the third anniversary of the date of issuance, without premium or penalty.

         Subordination. The indebtedness evidenced by the Notes, including any interest thereon, is subordinate and subject in right of payment to the prior payment when due in full of all Senior Indebtedness. Senior Indebtedness is defined in the Note to include, unless the terms respecting the particular indebtedness or obligation otherwise provide, the principal of, premium, if any, and any interest on, all liabilities of the Company, direct or contingent, joint, several or independent, now or hereafter existing, due or to become due, whether created directly or acquired by assignment or otherwise, under or in respect of the Existing Credit Agreement and all extensions, renewals and refunding of any of the foregoing up to the original amount (including the Revised Credit Agreement). At November 25, 1995, the amount of Senior Indebtedness outstanding was $15,225,000. There will be no sinking fund for the Notes.



         Conversion Rights. The Notes may be converted by the holders as to their principal amount into Common Stock of the Company at any time at a conversion price equal to $2.00 per share, subject to adjustment. The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. EBITDA will be calculated by combining the Company's earnings before interest and taxes as reported in its consolidated statements of operations for the relevant period and the Company's depreciation and amortization as reported in its consolidated statements of cash flows for the same period. Should the Company sell the stock or assets of any of its subsidiaries in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The conversion price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of the shares of Common Stock to be received upon conversion, (iii) the payment of dividends or other distributions in the form of the securities to be received upon conversion, and (iv) the issuance of shares of Common Stock at less than the conversion price. No adjustment of the conversion price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the conversion price last adjusted. The Company may force conversion of the Notes if, during any period prior to maturity, the closing price of the Common Stock exceeds $6.00 per share for 30 consecutive trading days prior to the giving of notice of conversion. Fractional shares will not be issued upon conversion, but cash adjustment will be paid in lieu thereof. Interest will accrue on the Notes through the date of conversion. No payment or adjustment will be made for dividends on securities issued upon conversion.

         Restrictive Covenants of the Company. The Note will contain certain negative covenants prohibiting, among other things, the negative pledge of the Company's assets not otherwise encumbered by its senior lenders, the creation or incurrence of any liens on the Company's property or assets, the making of any investments, the payment of dividends on the Company's capital stock, the disposition of certain assets, certain affiliated party transactions and the merger or consolidation of the Company. The foregoing covenants, while advantageous to the holders of the Notes, could impede the ability of the Company to enter into certain transactions that might be advantageous to the Company.

         Events of Default. "Events of Default" under the Notes include failure to pay principal or interest, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due, or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and voluntary or involuntary bankruptcy of the Company.

         If an Event of Default occurs and is continuing, then and in every such case the holders of the Notes may declare the Notes then outstanding to be immediately due and payable by a notice in writing to the Company, whereupon the same will be immediately due and payable. A payment default will result in an increased issuance to Investors of Warrants to purchase an amount of shares of Common Stock and until the Notes are fully repaid, the right of the Investors to elect a majority of the Company's Board of Directors. In the event of a Chapter 11 or Chapter 7 bankruptcy case involving the Company, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.



         The Warrants. The Warrants will represent the right to acquire specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment (the "Exercise Price"). The Exercise Price of the Warrants will be adjusted to $2.00 or $1.50, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. EBITDA will be calculated by combining the Company's earnings before interest and taxes as reported in its consolidated statements of operations for the relevant period and the Company's depreciation and amortization as reported in its consolidated statements of cash flows for the same period. Should the Company sell the stock or assets of any of its subsidiaries in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The Exercise Price and the number of shares of Common Stock to be received upon exercise are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of shares of Common Stock to be received upon exercise, (iii) the payment of dividends or other distributions in the form of the securities to be received upon exercise, and (iv) the issuance of shares of Common Stock at less than the Exercise Price. No adjustment of the Exercise Price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the Exercise Price last adjusted. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before January 15, 2001 (the "Expiration Date") by delivery of an Exercise Notice duly completed and tendering of the aggregate Exercise Price.

Registration Rights

         The Company has agreed to file a registration statement with the Securities and Exchange Commission with respect to the Notes, the Warrants and the shares of Common Stock issuable upon conversion or exercise of the Notes and the Warrants (collectively, the "Registrable Securities") within the later of 90 days after the date of the closing of the Investment Transaction or March 31, 1996 and to use its best efforts to cause such registration statement to become effective within 60 days thereafter and to keep such registration statement effective for up to three years thereafter. In the event the registration statement is not filed or declared effective and does not remain effective for such required time periods, the interest rate borne by the Notes will be increased by 1% per annum for each 90-day period (or portion thereof) that such failure continues, with such rate to reach 18% if such registration is not completed nine months after the closing of the Investment Transaction, provided that the interest rate borne by the Notes will not be increased if the Registrable Securities are otherwise freely-tradeable pursuant to Rule 144 or otherwise. Rule 144 provides a safe harbor for sales of restricted securities more than two years after the date of acquisition of such securities if such sales comply with the volume and manner of sale limitations contained in the rule. Upon the effectiveness or reeffectiveness of the registration statement, the interest rate borne by the Notes will be reduced to the original interest rate of the Notes.

         The Company has also agreed to include the Registerable Securities in any registration statement filed with the Securities and Exchange Commission with respect to any future public offerings initiated by the Company or any other selling shareholders (the "Piggy-Back Rights") and holders of a majority in interest of Registerable Securities will have the right, which right may be exercised no more than twice, to demand, at any time prior to December 31, 2005, that the Company file a registration statement with the Securities and Exchange Commission with respect to the Registrable Securities (the "Demand Rights"). The Company will bear all fees and expenses incurred in the preparation and filing of a registration statement relating to the exercise of all Piggy-Back Rights and the first exercise of the Demand Rights.

Board Representation

         In connection with the Holmes Transaction, Charles S. Holmes was elected as a director of the Company. In connection with the Investment Transaction, the Company has agreed to use its best efforts to cause the resignation of two current members of the Board of Directors and cause to be elected as directors two individuals acceptable to the Company and who are designated by the investors (including one designated solely by Mr. Holmes). No persons have yet been designated to serve in such capacity. Messrs. Barre, May and Rosenthal have tendered their resignations to the Company but the Board of Directors has yet to determine which two of the three resignations it will accept. Such decision will be made when the Board is advised of the names and backgrounds of the nominees for director proposed by the investor group. See "Election of Directors."

Commonwealth Placement Agreement

         Commonwealth, as placement agent, will receive a fee equal to 8% of the gross proceeds of the Investment Transaction together with the reimbursement of accountable expenses. After deducting the fees and expenses payable to the Placement Agent and miscellaneous expenses payable by the Company in connection with the Investment Transaction, the net proceeds to the Company are estimated to be approximately $5,020,000 to $6,860,000. Until December 31, 2000, Commonwealth has been granted a right of first refusal to act as the Company's underwriter and placement agent with respect to future public and private financings and serve as the Company's investment banker with respect to any potential acquisition, merger, divestiture, strategic planning or other activity, but only if the terms offered by Commonwealth are then comparable to those being offered by other investment banking firms to similarly situated companies. As a result, Commonwealth may be retained by the Company to implement the Holmes Alternative. Commonwealth is entitled to receive Warrants to purchase between 600,000 and 800,000 shares of Common Stock (based on the amount of Notes sold) upon terms and conditions identical to those of the Warrants as an advisory fee. If the Investment Transaction does not proceed including as a result of the failure of the Company's shareholders to vote in favor of Proposals 1 and 2, other than as a result of a breach by Commonwealth of its obligations, the Company is obligated to pay Commonwealth a minimum fee of $250,000, plus accountable expenses, such amount not to exceed $400,000.

Interest of Persons in Investment Transaction

         Mr. Charles S. Holmes, a director, is the principal purchaser in the Holmes Transaction and will be the principal purchaser in the Holmes Alternative. He was elected as a member of the Board of Directors at the time of the consummation of the Holmes Transaction. He received prepaid interest of $30,000 on the notes issued to him in connection with the Holmes Transaction.

Dilution of Holders of Common Stock

         The following is a brief summary of the dilutive effects of the Investment Transaction, assuming the sale and conversion of a minimum of $6,000,000 and a maximum of $8,000,000 of the Notes at $2.00 per share of Common Stock and assuming exercise of all of the related Warrants at $2.50 per share of Common Stock:



                                                                                                Assuming
                                     Current                                                    Adjustment
                                     Common                              Upon Conversion        for Failure
                                     Stock Equity      Upon              of the Notes and       to Meet
                                     (including        Conversion        Exercise of the        EBITDA
                                     options)          of the Notes      Warrants               Thresholds
                                    -------------      ------------      -----------------      -----------
Interests of current holders of
 Common Stock ....... Minimum          100%               67.1%               50.4%                40.4%
                      Maximum          100%               50.4%               40.4%                40.4%



Pro Forma Balance Sheet upon Occurrence of the Investment Transaction



         The following is a brief summary of the pro forma effects of the Investment Transaction and the Revised Credit Agreement, assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants, on the Company's consolidated balance sheet at September 30, 1995 and certain other financial data at December 31, 1994.





       Pro Forma Effect of Investment Transaction as at September 30, 1995





(in thousands)                                Adjustments (1)       Pro Forma As Adjusted(1)
                                            --------------------    ------------------------
                                            Minimum      Maximum     Minimum     Maximum
                                            -------      -------     -------     -------
ASSETS
   Total Current  Assets ....    $28,067      $5,020      $6,860     $33,087     $34,927
   Total Assets .............     45,681       6,900       9,000      52,581      54,681

 LIABILITIES
   Total Current Liabilities .    30,823     (13,475)    (13,475)     17,348      17,348
   Total Long-Term Debt .....
   Total Debt ...............        249      18,725      20,475      18,974      20,724
                                  15,686       5,250       7,000      20,936      22,686

Book Value Per  Share .......      $1.56        $.12        $.17       $1.78       $1.83
Stockholders'  Equity .......     11,643       1,650       2,000      13,293      13,643

Interest Expense ............      1,197         653         870       1,850       2,067
Net Loss ....................     (9,195)        935       1,191     (10,130)   (10,386)
 Earnings Per  Share ........     ($1.25)      ($.13)      ($.16)     ($1.38)    ($1.41)






--------------------



(1) Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants and advisory Warrants (having an assumed value of $.50 per Warrant using the Black Scholes model and NASD valuation formulas) and the implementation of the Revised Credit Agreement. The Company does not believe that there will be a material change in the assumed value of the Warrants.

              Pro Forma Effect of Investment Transaction as at December 31, 1994


(in thousands)                                                         Adjustments(1)         Pro Forma  As Adjusted(1)
                                                                       ---------------        ------------------------
                                                                      Minimum     Maximum       Minimum       Maximum
                                                                     ---------    -------       -------       -------
Book Value Per  Share..................................   $2.83        $.23         $.28          $3.06          $3.11
Interest Expense.......................................  (1,477)        870        1,160          2,347          2,637
Net Loss............................................... (11,591)      1,246        1,588        (12,837)       (13,179)
Earnings Per  Share....................................  ($1.69)      ($.18)       ($.23)        ($1.87)        ($1.92)

--------------------



(1) Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants and advisory Warrants (having an assumed value of $.50 per Warrant using the Black Scholes model and NASD valuation formulas) and the implementation of the
     Revised Credit Agreement.   The Company does not believe
     that there will be a material change in the assumed value of the Warrants.



Market for the Common Stock and Related Stockholder Matters

         The Common Stock trades in The Nasdaq Stock Market under the symbol NATL. The table below sets forth for the periods indicated the high and low sale prices for the Common Stock as adjusted for stock dividends and stock splits as compiled from published sources.

                        Period                                     High                        Low
                        ------                                     ----                        ---
1995              First Quarter                                 $ 3                          $ 1 7/8
                  Second Quarter                                  3 1/2                        2 1/8
                  Third Quarter                                   3 1/4                        1 1/4
                  Fourth Quarter (through December  22)           2 3/8                        1 1/8

1994              First Quarter                                   7                            5 3/16
                  Second Quarter                                  5 7/8                        3 5/8
                  Third Quarter                                   4 7/8                        2 7/8
                  Fourth Quarter                                  4 1/8                        2 3/16

1993              First Quarter                                  10 13/16                      8 3/16


         There have been no cash dividends declared or paid on the Common Stock during the past two years. The Existing Credit Agreement prohibits the payment of cash dividends. A 4% stock dividend on the Common Stock was paid to shareholders of record on February 25, 1994.

         As of December 15, 1995, the approximate number of record holders of the Common Stock as determined from the records of the transfer agent, American Stock Transfer and Trust Company, was 700. Street names are included collectively as a single holder of record. Management estimates that the Company has approximately 2,000 additional shareholders holding stock in street names.

Directors' Votes

         Each of the Directors of the Company have agreed to vote or cause to be voted shares of Common Stock which they own or control or to use their best efforts to cause the shares of Common Stock (aggregating

652,551 shares or 8.7% of the shares of Common Stock outstanding) to be voted in favor of the Investment Transaction.


        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
               THE PROPOSAL TO APPROVE THE INVESTMENT TRANSACTION.


          APPROVAL OF INCREASE IN NUMBER OF COMMON SHARES AUTHORIZED


         The Board of Directors is submitting for shareholder approval a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000. The full text of such amendment is set forth in its entirety in Appendix 3 hereto. The principal reason for recommending the amendment of the Certificate of Incorporation increasing the authorized shares of Common Stock is to accommodate the potential conversion to Common Stock of up to $8,000,000 of Notes and exercise of certain related Warrants to be issued as part of the Investment Transaction. Presently, the total number of authorized but unissued shares is inadequate to satisfy the possible conversion of the Notes to and exercise of the Warrants for Common Stock as required by the Investment Transaction.


         As of the Record Date, a total of 233,095 shares of Common Stock were authorized but not issued or reserved for issuance. As of that date, a total of 7,459,437 shares of Common Stock were issued and outstanding and a total of 2,307,468 shares of Common Stock were reserved or otherwise committed for possible issuance by the Company to the holders of various warrants and to employees pursuant to various benefit plans of the Company.

         The Notes will be convertible into 3,000,000 to 4,000,000 shares of Common Stock (5,000,000 to 8,000,000 shares if certain conditions are not met), and holders of the Warrants will acquire the right to purchase 1,500,000 to 2,000,000 shares of Common Stock (3,333,334 to 2,500,000 if certain conditions are not met) upon exercise thereof.

         The maturity date on the Existing Credit Agreement is February 15, 1996, with a remaining outstanding principal amount of $15,225,000. Under the Company's present financial condition, the available resources of the Company would be insufficient to meet this obligation. Amendment of the Existing Credit Agreement, which includes as an unconditional prerequisite the private placement of $6,000,000 of subordinated indebtedness, will extend the maturity of the amounts outstanding under the Existing Credit Agreement to January 15, 1999. The proposal to increase the Company's authorized Common Stock is thus intended to insure that the Company has sufficient Common Stock to meet the foregoing obligations and to provide approximately 8,878,000 to 10,578,000 additional authorized shares that could be issued in connection with exercises of stock options, possible future stock splits, stock dividends and mergers and acquisitions and to raise additional capital, which could include public offerings or private placements of Common Stock.

         While the Board of Directors believes it important that the Company have the flexibility that would be provided by having available additional authorized Common Stock, the Company does not now have any commitments, arrangements or understandings which would require the issuance of such additional shares of Common Stock other than the shares reserved for issuance pursuant to the Investment Transaction. The availability of additional authorized shares of Common Stock would simply permit the Board of Directors to respond in a timely manner to future opportunities and business needs of the Company as they may arise and would avoid the possible necessity and expense of a special meeting of shareholders to increase the authorized Common Stock.

         If the authorized shares of Common Stock are increased as proposed, the authorized shares of Common Stock would be available for issuance from time to time upon such terms and for such purposes as the Board of Directors may deem advisable without further action by the shareholders of the Company except as may be required by law or the rules of any stock exchange on which the Common Stock may be listed at a time or under circumstances as may decrease or increase the book value per share of Common Stock presently issued and outstanding, depending upon whether the consideration paid for such newly issued shares is less or more than the book value per share prior to such issuance. The issuance of additional shares could dilute the voting power and equity of the holders of outstanding Common Stock and may have the effect of discouraging attempts by a person or group to take control of the Company.

         The Company has authority to issue 2,000,000 shares of Preferred Stock, par value $.10 per share. The Preferred Stock may be issued in series. The Board of Directors of the Company is expressly authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights) of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held of record by them.

         If the proposal to amend the Certificate of Incorporation is not approved, the Board of Directors intends to issue a class of Preferred Stock of the Company with full voting rights in the same class as Common Stock and cumulative preferred dividend rights although no party has committed to buy or place these securities.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000. Holders of Common Stock are entitled to one vote per share. There are no cumulative voting rights and no preemptive rights.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
"FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S
CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF
COMMON STOCK.

                                ELECTION OF DIRECTORS

Nominees for Director

         The Certificate of Incorporation of the Company currently provides for a Board of Directors consisting of no less than three (3) nor more than seven
(7) directors with the number of directors within those limits fixed by the Board of Directors from time to time. The Board of Directors has fixed the number of directors at seven (7). Paragraph 7 of the Certificate of Incorporation further provides that such number may be increased to nine (9) who shall be divided into three classes serving three-year terms upon the occurrence of certain events including the beneficial ownership by a single entity of twelve percent (12%) or more of the outstanding shares of Common Stock entitled to vote in the election of directors.


         Accordingly, at the Annual Meeting, shareholders will elect seven (7) members of the Board of Directors to serve until the 1996 annual meeting of shareholders anticipated to be held subsequent to July 1, 1996 and before August 31, 1996 and until their respective successors are elected and qualify or until their resignation, removal, disqualification or death as provided in the Certificate of Incorporation and by-laws of the Company.



         Mr. Charles S. Holmes is a party to an agreement with the Company with respect to his nomination to the Board of Directors.
 See "Approval of Issuance of Securities in Investment
Transaction--Interest of Persons in Investment Transaction." In addition, the Company has agreed, in connection with the Investment Transaction, to use its best efforts to cause two then-current members of the Board of Directors to resign and two other individuals acceptable to the Company and who are designated by the Investors (including one designated by Mr. Holmes) to be appointed to the Board of Directors to fill such vacancies. Accordingly, two of the nominees being voted on at the Annual Meeting will subsequently resign if the Investment Transaction is completed. Messrs. Barre, May and Rosenthal have voluntarily tendered their resignations to the Company, recognizing the Company's obligations in connection with the Investment Transaction, but the Board of Directors has yet to determine which two of the three resignations it will accept. Such decision will be made when the Board is advised of the names and backgrounds of the nominees for director proposed by the investor group. Such determination will be made based on the backgrounds of the directors who have tendered their resignations as compared with the backgrounds of the nominees with the goal of achieving a Board of Directors with a wide diversity of applicable skills and experience for the Company to draw on. It is expected that the nominees designated by the Investors will be elected to the Board following the initial closing of the Investment Transaction anticipated to occur on or prior to February 15, 1996. Accordingly, two of the directors being voted on at the Annual Meeting will serve only until such time. The remaining directors elected at the Annual Meeting and the two directors designated by the Investors will serve until the 1996 annual meeting of shareholders anticipated to be held subsequent to July 1, 1996 and before August 31, 1996 and until their respective successors are elected and qualify or until their resignation, removal, disqualification or death as provided in the Certificate of Incorporation and by-laws of the Company. The Company did not offer to pay nor did the Company pay any remuneration for the resignations. See "Approval of Issuance of Securities in Investment Transaction--Board Representation."


         The nominees for director, together with certain information furnished to the Company by each nominee, are set forth below. The nominees are all current members of the Company's Board of Directors.

                              Years Served
Name and Age                  as a Director           Biographical Summary
------------                  ------------            --------------------
Robert A. Carlson, 62               8          Mr. Carlson is Chairman and Chief
                                               Executive Officer of the Company.
                                               Until October 1995, he served as
                                               President and Chief Executive
                                               Officer of the Company and until
                                               December 1989, he was President and
                                               Chief Operating Officer of the
                                               Company.








Richard A. Schneider, 42            3          Mr. Schneider is Executive Vice
                                               President, Treasurer, Chief
                                               Financial Officer and Secretary of
                                               the Company.  He was elected a
                                               director of the Company on February
                                               11, 1993.  From October 1988 until
                                               December 1992, he served as Vice
                                               President - Finance and Treasurer of
                                               the Company.  He was elected
                                               Secretary of the Company in January
                                               1990.

Stephen A. Barre, 57                6          Mr. Barre is Chairman and Chief
                                               Executive Officer of Servo
                                               Corporation of America, a
                                               communications and defect detection
                                               company.

Charles S. Holmes, 50           2 months       Mr. Holmes has served as Principal
                                               and is the sole stockholder of
                                               Asset Management Associates of New
                                               York,  Inc. ("Asset Management"),
                                               a New York-based firm specializing
                                               in acquisitions of manufacturing
                                               businesses.   Mr. Holmes founded
                                               and was partner in Asset
                                               Management Associates, a
                                               predecessor partnership of Asset
                                               Management, from 1978 to 1991.
                                               Mr. Holmes has been Vice Chairman
                                               of the Board of Directors of Chart
                                               Industries Inc., a company
                                               specializing in the design,
                                               manufacture and sale of industrial
                                               process equipment, since its
                                               formation in June 1992.

C. Shelton James, 55                6          Mr. James is Chairman of the Board
                                               and Chief Executive Officer of
                                               Elcotel Inc., a public
                                               communications company.  He also is
                                               President and a director of
                                               Fundamental Management Corporation,
                                               an investment management company
                                               which is the general partner of
                                               various limited partnerships which
                                               own approximately 5.6% of the
                                               Company's Common Stock, and is on
                                               the board of directors of Harris
                                               Computer Systems Inc., a company
                                               engaged in the manufacture of real
                                               time computers, SK Technologies, a
                                               company engaged in development and
                                               marketing of point-of-sale software,
                                               and CPSI Inc., a company engaged in
                                               high performance computing.

John M. May, 67                    16          Mr. May is an independent consultant.  From
                                               1975 to 1987, he was Vice President and
                                               Director of Tower, Perrin, Inc., a management
                                               consulting firm.  He is also a director of

                              Years Served
Name and Age                  as a Director           Biographical Summary
------------                  ------------            --------------------
                                               Olsten Corporation, a provider of temporary
                                               employee and health care services.

Robert D. Rosenthal, 45            10          Mr. Rosenthal is President, Chief
                                               Executive Officer and a Director of
                                               First Long Island Investors, Inc., a
                                               diversified investment and financial
                                               services company.  He also is
                                               Co-Chairman and Co-Chief Executive
                                               Officer of the New York Islanders, a
                                               franchise in the National Hockey
                                               League.  He is also a director of
                                               Global DirectMail Corp, a direct
                                               mail marketer of brand name and
                                               private label computer related
                                               products, office products and
                                               industrial products in North America
                                               and Europe.

Other Information as to Directors

         On October 3, 1995, Walter Lipkin's resignation as director of the Company was accepted effective October 13, 1995. The Board of Directors then elected Charles S. Holmes to the Board of Directors to fill the vacancy created by the resignation of Mr. Lipkin.

         The Board of Directors has standing Audit, Compensation and Nominating committees. During 1994, the Audit Committee members were Messrs. Lipkin, Rosenthal and James. The Audit Committee held two meetings during 1994. The Audit Committee recommends to the Board of Directors the independent auditors to be selected for the Company and reviews the following matters with the independent auditors: scope and results of the independent audits; corporate accounting; internal accounting control procedures; adequacy and appropriateness of financial reporting to shareholders and others; and such other related matters as the Audit Committee considers to be appropriate. The Audit Committee also recommends to the Board of Directors any changes in the independent auditing and accounting practices it determines to be appropriate.

         During 1994, the Compensation Committee members were Messrs.
Lipkin, Rosenthal and May. The Compensation Committee held two meetings during 1994. The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers, directors and certain other employees and any bonuses for officers. The Compensation Committee also determines the key employees and directors to whom, and the time or times at which, grants of options under the Company's stock option plans shall be made and the number of shares of Common Stock to be purchasable upon exercise of options granted under the stock option plans, and to interpret the stock option plans and to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations deemed necessary or advisable for the administration of the stock option plans. The Compensation Committee also has authority to select who is eligible for the stock option secured loan program.

         During 1994, the Nominating Committee members were Messrs. Barre, May and Lipkin. The Nominating Committee held one meeting during 1994. The duties of the Nominating Committee include evaluating and recommending candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders. Such nominations should be submitted in writing to the Secretary of the Company at the address noted above.

         The Board of Directors met six times during 1994 at regular and special meetings in person or by conference telephone. All incumbent members of the Board of Directors attended more than 75 percent of the total number of meetings of the Board of Directors and all committees of which they were a member during 1994.

         The Company indemnifies its executive officers and directors to the extent permitted by applicable law against liabilities incurred as a result of their service to the Company. The Company has two directors and officers liability insurance policies underwritten by the Aetna Casualty and Surety Company and by Fidelity & Casualty Company of New York in the aggregate amount of $5,000,000 renewable annually. The aggregate premium in 1994 was $150,000. No amounts have been claimed under the policies.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers, directors and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in their ownership of the equity securities of the Company with the Securities and Exchange Commission. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements. Under Section 16(b) of the Exchange Act, such persons also are required to disgorge to the Company any profit realized by any purchase and sale, or any sale and purchase, of equity securities of the Company within any period of less than six months. Pursuant thereto, Mr. Schneider was required to disgorge profits totalling $5,980 based on the sale of 1,000 shares and the purchase of 1,000 shares of the Common Stock one day short of the required six month waiting period in fiscal 1994.

         The enclosed proxy provides a means for shareholders to vote for the election of all of the directors listed above, to withhold authority to vote for one or more of such directors, or to withhold authority to vote for all of such directors. Unless a shareholder who withholds authority votes for the election of one or more other persons at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

         The current executive officers of the Company are as follows:

         Robert A. Carlson, 62, is the President and Chief Executive Officer of the Company. From December 1987 until December 1989, he was President and Chief Operating Officer of the Company.

         Richard A. Schneider, 42, is the Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company. From October 1988 until December 1992, he served as Vice President - Finance and Treasurer of the Company. He was elected Secretary of the Company in January 1990.

Executive Compensation

         The following table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for each of the Company's last three fiscal years (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE



                                                                             Long Term Compensation
                                                                         -------------------------------
                                           Annual Compensation                   Awards          Payouts
                                  -------------------------------------  ----------------------  -------
               (a)                 (b)       (c)       (d)       (e)        (f)         (g)        (h)        (i)
                                                                Other
                                                                Annual   Restricted  Securities
                                                               Compen-     Stock     Underlying   LTIP     All Other
Name and Principal                Fiscal                        sation    Award(s)    Options/   Payouts  Compensation
Position                           Year   Salary($)  Bonus($)   ($)(1)      ($)       SARs(#)      ($)        ($)
--------------------------------- ------  ---------  --------  --------  ----------  ----------  -------  ------------

Robert A. Carlson -                 1994  $ 275,000     --       --         --         138,983(5)   --      $ 66,324(2)
President and Chief                 1993    260,000  $ 68,790    --         --          64,347      --        69,652(2)
Executive Officer                   1992    226,000   113,300    --         --         122,919      --        64,539(2)

Richard A. Schneider -              1994    149,000     --       --         --          94,389(5)
Executive Vice                      1993    138,000    27,380    --         --          23,442      --        12,426(3)
President, Treasurer                1992    118,000    36,970    --         --          30,147      --        13,993(3)
and Secretary                                                                                       --        14,622(3)

Frank Tortorelli -                  1994    144,895     --       --         --          75,136(5)   --         5,298(4)
President, Military                 1993        n/a     --       --         --             --       --           --
Systems Group(6)                    1992        n/a     --       --         --             --       --           --


(1) The aggregate amount of all perquisites and other personal benefits paid to any Named Executive is not greater than either $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive.

(2) Includes $51,266, $59,122 and $59,022 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Carlson in each of the years 1992, 1993 and 1994, respectively, as well as $8,273, $7,909 and $7,302 of matching contributions made by the Company under the 401(k) deferred compensation plan and $5,000, $2,621 and $0 of contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Carlson for each of the years 1992, 1993 and 1994, respectively.


(3) Includes $6,781, $7,637 and $7,603 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Schneider in each of the years 1992, 1993 and 1994, respectively, as well as $4,341, $4,166 and $4,823 of matching contributions made by the Company under the 401(k) deferred compensation plan and $3,500, $2,190 and $0 of contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Schneider for each of the years 1992, 1993 and 1994, respectively.

(4) Includes $818 of life insurance premiums paid on a term life policy by the Company on behalf of Mr. Tortorelli in 1994, as well as $4,480 of matching contributions made by the Company under the 401(k) deferred compensation plan and $0 of contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Tortorelli for 1994.

(5) Options to acquire shares of the Common Stock that were granted in fiscal year 1994. At the same time, options for Mr. Carlson (102,951), Mr. Schneider (54,996) and Mr. Tortorelli (39,336) were canceled.

(6) Mr. Tortorelli resigned from his position as President of the Company's former Military Systems Group on May 1, 1995.

Employment Agreements

         The Company entered into an Employment Agreement (the "Carlson Employment Agreement") with Robert A. Carlson on October 16, 1995. Pursuant to the Carlson Employment Agreement, the term of Mr. Carlson's employment commenced on October 16, 1995 and will continue until November 30, 1997. Mr. Carlson will be paid salary at a rate of $214,500 per annum which represents a 25% reduction in salary from the prior year's level. In addition to such salary and assuming the Company attains certain annual targets, the Company will pay to Mr. Carlson an annual bonus equal to 100% of his salary. In addition, Mr. Carlson will be eligible to participate in all employee benefit programs, will be entitled to four weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and will be granted options to purchase 250,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 225,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Carlson's employment without cause, the Company has agreed to provide Mr. Carlson with 20 days written notice, and provide him with a severance payment of a pro rata share of unused vacation for the full year plus a pro rata bonus under the Company's Bonus Plan, if the Company in its sole discretion so determines. In addition, the Company will pay Mr. Carlson either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Carlson's employment for cause, the Company will provide 20 days written notice, and reason for the termination. Mr. Carlson will have those 20 days to effect a cure to the Company's satisfaction, and, if so cured, such reason will no longer constitute cause for removal.

         The Company entered into an Employment Agreement (the "Schneider Employment Agreement") with Richard A. Schneider on October 16, 1995. Pursuant to the Schneider Employment Agreement, the term of Mr. Schneider's employment commenced on October 16, 1995 and will continue until October 16, 1997. Mr. Schneider will be paid salary at a rate of $135,000 per annum which represents a 25% reduction in salary from the prior year's level. In addition to such salary and assuming the Company attains certain annual targets, the Company will pay to Mr. Schneider an annual bonus equal to 87% of his salary. In addition, Mr. Schneider will be eligible to participate in all employee benefit programs, will be entitled to three weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and will be granted options to purchase 125,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 100,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Schneider's employment without cause, the Company has agreed to provide Mr. Schneider with 20 days written notice, and provide him with a severance payment of a pro rata share of unused vacation for the full year plus a pro rata bonus under the Company's Bonus Plan, if the Company in its sole discretion so determines. In addition, the Company will pay Mr. Schneider either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Schneider's employment for cause, the Company has agreed to provide 20 days written notice, and reason for the termination. Mr. Schneider will have those 20 days to effect a cure to the Company's satisfaction, and, if so cured, such reason will no longer constitute cause for removal. In addition and pursuant to the Schneider Employment Agreement, the Company will loan to Mr. Schneider the equivalent of the difference between his net salary and the net salary he was receiving immediately prior to the execution of the Schneider Employment

Agreement ($550.00 per week). This loan will be repayable out of any bonus paid to Mr. Schneider on account of work performed during the prior year; provided, however, that upon a resignation for Good Reason (as defined) or termination without cause, the full amount outstanding under such loans will be discharged in full.

Termination of Employment and Change in Control Agreements

         The Company entered into Executive Termination Agreements with Messrs. Carlson, Schneider, Tortorelli and four other employees, which provide for severance benefits in the event employment terminates within one year following a change in control of the Company unless termination is on account of death, or for cause. The agreements are renewable annually at the option of the Company. The agreements provide severance benefits which include an amount equal to two times annual base salary for Messrs. Carlson and Schneider (the number of years or portions thereof, if less, until Mr. Carlson's sixty-fifth birthday times annual base salary for Mr. Carlson) and one times annual base salary for the three other employees. Mr. Carlson's and Mr. Schneider's Executive Termination Agreements have been superseded by their employment agreements and Mr. Tortorelli's and one other employee's Executive Termination Agreements terminated when they resigned from the Company.

Stock Options

         The table below summarizes the options granted to the Named Executives in 1994 and their potential realizable values. All these options were subsequently canceled.

                            OPTION/SAR GRANTS IN 1994

                                                                                                         POTENTIAL
                                                                                                    REALIZABLE VALUE AT
                                                                                                       ASSUMED ANNUAL
                                                                                                    RATES OF STOCK PRICE
                                                                                                       APPRECIATION
                                      INDIVIDUAL GRANTS                                              FOR OPTION TERM(1)
----------------------------------------------------------------------------------------------    ------------------------
               (a)                     (b)             (c)               (d)           (e)             (f)          (g)
                                    NUMBER OF        % OF TOTAL
                                    SECURITIES      OPTIONS/SARS
                                    UNDERLYING       GRANTED TO      EXERCISE OR
                                   OPTIONS/SARS      EMPLOYEES       BASE PRICE     EXPIRATION
NAME                                GRANTED(#)     IN FISCAL YEAR      ($/SH)          DATE         5%($)         10%($)
--------------------------------   ------------    --------------    -----------    ----------    ----------    ----------

Robert A. Carlson -                    36,032             7%            $6.25        10 years      $141,627      $ 358,911
President and Chief                   102,951(2)         21%            $5.25         5 years      $149,330      $ 329,979
Executive Officer

Richard A. Schneider -                 39,393             8%            $4.74        10 years      $117,431      $ 297,587
Executive Vice President               54,996(2)         11%            $5.25         5 years      $ 79,772      $ 176,273
Treasurer and Secretary

Frank Tortorelli -                     35,800             7%            $5.25        10 years      $118,201      $ 299,542
President, Military                    39,336(2)          8%            $5.25         5 years      $ 57,057      $ 126,080
Systems Group(3)

------------------

(1) Option price compounded annually at 5% and 10% over the ten year term minus the exercise price times the number of shares subject to the option.


(2) Such options were granted on May 26, 1994 in connection with the cancellation of options granted for the same number of shares at earlier dates. Such options were subsequently canceled and new options were granted to Messrs. Carlson and Schneider on October 16, 1995 for 250,000 and 125,000 shares, respectively, at a per share exercise price of $2.50. The terms of such options called for such options to become exercisable at a rate of 25% per year on the anniversary date of the grant. All such options were to expire after the fifth anniversary of the date of grant.

(3) All of Mr. Tortorelli's options were canceled by the Company 30 days after Mr. Tortorelli resigned from the Company, or June 1, 1995, in accordance with their terms.

         The table below summarizes the exercise of stock options during 1994 by the Named Executives.

                     AGGREGATED OPTION/SAR EXERCISES IN 1994
                          AND FY-END OPTION/SAR VALUES

                    (a)                            (b)                (c)                 (d)                (e)
                                                                                       NUMBER OF
                                                                                      SECURITIES          VALUE OF
                                                                                      UNDERLYING        UNEXERCISED
                                                                                      UNEXERCISED       IN-THE-MONEY
                                                                                    OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                                       FY-END(#)          FY-END($)
                                            SHARES ACQUIRED                          EXERCISABLE/       EXERCISABLE/
NAME                                        ON EXERCISE(#)     VALUE REALIZED($)     UNEXERCISABLE     UNEXERCISABLE(1)
-----------------------------------------   ---------------    -----------------    ---------------    ---------------

Robert A. Carlson -
President and
Chief Executive
Officer                                          10,140             $34,223          47,579/166,906        $336/$0

Richard A. Schneider -
Executive Vice President,
Treasurer and Secretary                         -0-                      $0            7,768/87,559         $86/$0

Frank Tortorelli -
President, Military
Systems Group                                   -0-                      $0            4,056/58,392          $0/$0

----------------------
(1) Market price at December 31, 1994 minus exercise price times the number of shares underlying the unexercised options.

         The table below sets forth certain information with respect to the cancellation and grant described in footnote (2) to the Option/SAR Grants table above.

                           TEN-YEAR OPTION REPRICING

            (a)                 (b)         (c)            (d)               (e)           (f)              (g)
                                                                                                     LENGTH OF ORIGINAL
                                         NUMBER OF   MARKET PRICE OF    EXERCISE PRICE     NEW          OPTION TERM
                                          OPTIONS    STOCK AT TIME OF     AT TIME OF     EXERCISE   REMAINING AT DATE OF
NAME                            DATE      CANCELED     CANCELLATION      CANCELLATION     PRICE         CANCELLATION
----------------------------  --------   ---------   ----------------   --------------   --------   --------------------

Robert A. Carlson -           01/01/93     13,715         $ 4.50            $ 8.17        $ 5.25    8 years, 7 months
President and                 02/23/93     38,060         $ 4.50            $ 8.97        $ 5.25    8 years, 8 months
Chief Executive               11/29/93     15,144         $ 4.50            $10.82        $ 5.25    9 years, 6 months
Officer                       01/01/94     26,000         $ 4.50            $ 6.25        $ 5.25    9 years, 7 months
                              01/02/94     10,032         $ 4.50            $ 6.25        $ 5.25    9 years, 7 months

Richard A. Schneider -        12/10/92     16,224         $ 4.50            $ 6.40        $ 5.25    8 years, 6 months
Executive Vice                01/01/93      4,474         $ 4.50            $ 8.17        $ 5.25    8 years, 7 months
President,                    05/03/93     14,483         $ 4.50            $ 9.06        $ 5.25    9 years
Treasurer and Secretary       11/29/93      5,422         $ 4.50            $10.82        $ 5.25    9 years, 6 months
                              01/01/94     10,400         $ 4.50            $ 6.25        $ 5.25    9 years, 7 months
                              01/02/94      3,993         $ 4.50            $ 6.25        $ 5.25    9 years, 7 months

Frank Tortorelli -            12/10/92     16,224         $ 4.50            $ 6.40        $ 5.25    8 years, 6 months
President, Codar              01/01/93      2,312         $ 4.50            $ 8.17        $ 5.25    8 years, 7 months
Technology Inc.               01/01/94     20,800         $ 4.50            $ 6.25        $ 5.25    9 years, 7 months




         The new options were for a term of five years with a vesting provision of 25% per year beginning on the one year anniversary of the grant. All the new options were subsequently canceled and new options were granted on October 16, 1995 to Messrs. Carlson and Schneider for 250,000 and 125,000 shares, respectively, at a per share exercise price of $2.50.

Supplemental Retirement Plan

          The Company has a non-qualified Supplemental Retirement Plan pursuant to which the Company may pay from general revenues to two currently eligible employees the difference between (i) 2.5% (5.0% for the President/CEO) of the average of the employees' highest consecutive five year earnings per year of service to a maximum of 50% and (ii) those benefits payable under the Pension Plan, social security and from any other prior employers' defined benefit pension plan.

         Typical retirement benefits as in effect on December 31, 1994 are shown in the table below:

                 ESTIMATED ANNUAL NORMAL RETIREMENT PENSION AND
               SUPPLEMENTAL BENEFITS FOR VARIOUS COMBINATIONS OF
              SPECIFIED COMPENSATION AND YEARS OF CREDITED SERVICE

                               YEARS OF CREDITED SERVICE AT RETIREMENT
                 -------------------------------------------------------------------
REMUNERATION       10          15          20          25          30          35
------------     -------     -------     -------     -------     -------     -------

  $ 50,000       $ 4,610     $ 6,915     $ 9,220     $ 8,125     $13,830     $13,830
    75,000         7,485      11,228      14,970      14,888      22,455      22,455
   100,000        10,360      15,540      20,720      22,075      31,080      31,080
   125,000        13,235      19,853      26,470      29,263      39,705      39,705
   150,000        16,110      24,165      32,220      36,450      48,330      48,330
   175,000        18,985      28,478      37,970      43,638      56,955      56,955
   200,000        21,860      32,790      43,720      50,825      65,580      65,580
   225,000        24,735      37,103      49,470      58,013      74,205      74,205
   250,000        25,982      38,972      51,963      59,122      77,945      77,945
   300,000        25,982      38,972      51,963      59,122      77,945      77,945
   400,000        25,982      38,972      51,963      59,122      77,945      77,945


         The benefits shown in the table above have been computed on an actuarial basis and are not subject to any deduction for social security or other offset amounts. The compensation covered by the Pension Plan includes the amounts shown in columns (c), (d) and (e) of the Summary Compensation Table.

         It is estimated that Messrs. Carlson and Schneider, who have ten and six years of credited service, respectively, will receive each year at normal retirement age the following total aggregate annual amounts under the Pension Plan and the non-qualified Supplemental Retirement Plan: $160,213 and $66,818, respectively.

Director Compensation

         During 1994, each director who was not also an officer of the Company was paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1995, each director who is not also an officer of the Company will be paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1994, directors who were also officers of the Company received no remuneration for attendance at Board and committee meetings. No such compensation is contemplated to be paid during 1995 either.

Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended December 31, 1994, the members of the Compensation Committee were John M. May (Chairman), Walter Lipkin and Robert D. Rosenthal. During fiscal year 1994 and formerly, none of such persons was an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company, except that Mr. Lipkin served as a Vice President or Senior Vice President and Treasurer of the Company from 1954 through 1989. In addition, during the fiscal year ended December 31, 1994, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company. Mr. Lipkin has resigned as a director.

Compensation Committee Report on Executive Compensation

         The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers, directors and certain other employees and any bonuses for officers. The Compensation Committee's recommendations for compensation during 1994 were accepted by the Board of Directors.


          The salary of the executive officers is reviewed annually by the Compensation Committee with reference to a survey of the compensation levels of the executive officers of companies in the electronics industry of a comparable size and of selected public companies which the Compensation Committee believes are competitors of, or similarly situated to, the Company. When setting the salary of the executive officers for 1994, the Compensation Committee reviewed the American Electronics Association's 1992 Executive Compensation Survey of the Electronics Industry (the "AEA Survey") which used data from over 515 companies nationwide, including data for companies in the same general business and of a similar size to the Company. Based on this review, the salaries of the Company's executive officers was set in the 75th percentile of the salaries paid by the companies in the AEA Survey. Bonus targets are separately established at the beginning of each year with reference to the Company's performance against preset criteria principally relating to corporate profit and growth, in each case as established by the Compensation Committee. Target bonus amounts which may be earned are established as a percentage of base salary by the Compensation Committee by reference to the previously described survey. For 1994, these target bonus amounts ranged from 20 to 50 percent of the officer's base salary which was also in the 75th percentile of the bonuses paid by the companies in the AEA Survey. Bonuses are paid based upon actual results of operations for the year against the pre-established targets. For 1994, such targets related to earnings per share. None of the executive officers were awarded any of their target bonus based on the Company's results compared to the earnings per share targets previously established.


         Mr. Carlson's compensation during 1994 was composed of $285,000 in salary and no bonus. The Compensation Committee established his salary in the 75th percentile of compensation of chief executive officers of selected companies, as previously described. Mr. Carlson was not awarded any of his target bonus based on the Company's results compared to the criteria established at the beginning of the year related to earnings per share.

                                             John M. May, Chairman
                                             Robert D. Rosenthal

Compensation Committee Report on Option Repricing


         In part because the Company's executive officers were not awarded any of their target bonuses for 1994, the Compensation Committee recommended that certain options granted to such executive officers be repriced so as to serve as a more meaningful motivation for such executive officers and to align such executive officer's interests more closely with those of the Company's shareholders. The granting to such executive officers of options to purchase an aggregate of 197,283 shares of Common Stock at an exercise price of $5.25 per share was directly associated with the cancellation of a like amount of options with exercise prices ranging from $10.82 to $6.25 per share.


                                             John M. May, Chairman
                                             Robert D. Rosenthal

Performance Graph

         The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) The Nasdaq Stock Market index (U.S. companies) and (ii) the Nasdaq non-financial stocks index.


                              [PERFORMANCE GRAPH]
                          Fiscal Year (Ends Dec. 31st)


                                                                     1989    1990    1991    1992    1993    1994
                                                                     ----    ----    ----    ----    ----    ----

The Company                                                          $100    $152    $238    $424    $324    $140
Nasdaq SMI                                                            100      85     136     159     181     177
Nasdaq NFI                                                            100      88     142     155     178     170

Principal and Management Shareholdings

         The following table sets forth information concerning persons or groups who are known by the Company to be the beneficial owners of more than 5% of the Common Stock as of December 15, 1995. The information in the table below is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.


                                                                               Number of Shares of      Percent of
                                                                                  Common Stock           Company
Name and Address of Beneficial Owner                                          Beneficially Owned(1)    Common Stock
---------------------------------------------------------------------------   ---------------------    ------------

Lindner Fund Inc.
7711 Carondelet Avenue
Box 16900
St. Louis, MO 63105(2).....................................................          405,600               5.43%

Fundamental Management Corporation
201 South Biscayne Boulevard
Suite 1450
Miami, FL 33131(3).........................................................          415,429               5.57%

C.L. King & Associates
Nine Elk Street
Albany, NY 12207(4)........................................................          451,451               6.05%

Pioneering Management Corporation
60 State Street
Boston, MA 02114(5)........................................................          451,500               6.05%

------------------------

(1) To the knowledge of the Company, beneficial owners named in the above table have sole voting power with respect to the shares listed opposite their names.

(2) These shares are reportedly owned by Lindner Fund Inc., an investment company registered under the Investment Company Act of 1940, of which Ryback Management Corporation is the investment company adviser registered under Section 203 of the Investment Advisers Act of 1940.

(3) These shares are reportedly owned by various limited partnerships of which Fundamental Management Corporation is the general partner.

(4) These shares are reportedly owned by a passive investor. C.L. King & Associates is the registered broker dealer for such investor and is registered under Section 15 of the Securities Exchange Act of 1934, as amended.

(5) These shares are reportedly owned by a passive investor. Pioneer Management Corporation is the investment company adviser of such investor and is registered under Section 203 of the Investment Advisers Act of 1940.

         Shares of Common Stock beneficially owned as of December 15, 1995 by each director, nominee for director and executive officer of the Company and by all directors and executive officers of the Company as a group are set forth in the following table. This table is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.

                                                                                Beneficial Ownership of Shares(1)
                                                                              -------------------------------------
                                                                                                        Percent of
                                                                               Number of Shares of       Company
                                                                                  Common Stock            Common
Name                                                                          Beneficially Owned(2)      Stock(1)
---------------------------------------------------------------------------   ---------------------    ------------
Robert A. Carlson..........................................................          100,467               1.30%
Stephen Barre..............................................................           17,654                *
C. Shelton James(4)........................................................           14,793                *
Charles S. Holmes(5).......................................................                0                *
John M. May................................................................           47,489                *
Robert D. Rosenthal........................................................           69,700                *
Richard A. Schneider.......................................................           16,812                *
All directors and officers
  as a group (7 persons)...................................................          266,915               5.43%

---------------------------

*         Less than 1%

(1) Directors and executive officers have sole voting power and sole investment power with respect to the shares listed opposite their names.

(2) Excludes options exercisable within 60 days of December 15, 1995 for such persons as follows: Mr. Carlson, 0; Mr. Barre, 3,120; Mr. James, 7,401; Mr. Holmes, 0; Mr. May, 3,120; Mr. Rosenthal, 3,120; Mr.
          Schneider, 0; and all directors and officers as a group, 16,761.

(3) The percentages of Common Stock outstanding are based on 7,459,437 shares outstanding on December 15, 1995.

(4) Excludes 385,636 of Common Stock owned by various limited partnerships of which Fundamental Management Corporation, an investment company of which Mr. James is President and a director, as to which shares Mr. James shares voting and dispositive power.

(5) Excludes Notes convertible into 500,000 shares of Common Stock and Warrants exercisable for 850,000 shares of Common Stock upon consummation of the Investment Transaction.

              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected KPMG Peat Marwick, Jericho, New York, as the Company's independent auditors for the year ending December 31, 1995. In accordance with the by-laws of the Company, the Board of Directors is submitting its selection of KPMG Peat Marwick to the shareholders for ratification and approval. If the selection is not ratified and approved, the Board of Directors will reconsider its choice. KPMG Peat Marwick, an international firm of certified public accountants, has been retained as auditors by the Company each year since 1981. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting to make a statement, should the representative desire to do so, and to answer appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
"FOR" RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG PEAT
MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING
DECEMBER 31, 1995.


                  SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

         Shareholder proposals for inclusion in the proxy materials and consideration at the 1996 Annual Meeting of Shareholders, if any, must be received by the Company on or before April 30, 1996 in order to be included in the proxy material of the Company for that meeting.


                                           By Order of the Board of Directors,


                                           Richard A. Schneider,
                                           Secretary


Dated:   December  29, 1995


         PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.





         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission may be obtained without charge (except for exhibits to such annual report, which will be furnished upon payment of the Company's reasonable expenses in furnishing such exhibits) by any such person solicited hereunder by writing to: Richard A. Schneider, Secretary, NAI Technologies, Inc., 2405 Trade Centre Avenue, Longmont, Colorado 80503. A copy of such report, without exhibits, is also attached hereto as Appendix 1.

                                   Appendix 1

            [RESTATED FORM 10-K TO BE INCLUDED IN DEFINITIVE FILING]

                                   Appendix 2

    [FORM 10-Q FOR SEPTEMBER 30 QUARTER TO BE INCLUDED IN DEFINITIVE FILING]

                                   Appendix 3

                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                             NAI Technologies, Inc.
                            (a New York corporation)

                       (Under Section 805 of the Business
                    Corporation Law of the State of New York)

                          ------------------------------

         The undersigned, desiring to amend a certificate of incorporation under the provisions of the Business Corporation Law of the State of New York (hereinafter referred to as the "BCL"), hereby certifies as follows:

         FIRST. The name of the corporation is NAI Technologies, Inc. (hereinafter referred to as the "Corporation"). The name under which the Corporation was originally formed is North
Atlantic Industries, Inc.

         SECOND. The original Certificate of Incorporation of the Corporation was filed by the New York Department of State on July 15, 1954. The Restated Certificate of Incorporation of the Corporation was filed with the New York Department of State on August [13], 1991.

         THIRD. Paragraph "3" of the Restated Certificate of Incorporation of the Corporation, which sets forth the aggregate number and designations of shares of stock which the Corporation shall have the authority to issue, is hereby eliminated in its entirety and the following language is substituted in lieu thereof which has the effect of increasing from ten million (10,000,000) to twenty-five million (25,000,000) the number of shares of Common Stock the Corporation shall have authority to issue:

         "3. The aggregate number of shares of stock which the Corporation shall have the authority to issue is twenty-seven million (27,000,000) shares, of which twenty-five million (25,000,000) shares shall be designated Common Stock, each such share having a par value of $.10, and of which two million (2,000,000) shares shall be designated Preferred Stock, each such share having a par value of $.10."

         FOURTH. Paragraph "4" of the Restated Certificate of Incorporation of the Corporation, which sets forth the terms and conditions under which the Corporation may issue its Preferred Stock, is hereby restated in its entirety without making any amendment to or change in the provisions thereof:

         "4. The Preferred Stock may be issued in series. The Board of Directors of the Corporation is hereby expressly authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights) of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held by them of record."

         FIFTH: The aforesaid amendment to Paragraph 3 of the Restated Certificate of Incorporation of the Corporation have been authorized (1) by the [unanimous] vote of the Board of Directors of the Corporation taken at a meeting of said Board of Directors and (2) by the vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon taken at a meeting of said shareholders, respectively, all in accordance with Section 803(a) of the BCL.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed and subscribed in its name this ___ day of February, 1996, and the statements contained herein are affirmed as true under the penalties of perjury.


                                            NAI TECHNOLOGIES, INC.


                                            By____________________________
                                               Robert A. Carlson
                                               President


                                            By____________________________
                                               Richard A. Schneider
                                               Secretary

                                   APPENDIX 4

                             NAI TECHNOLOGIES, INC.



                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 1, 1996



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned hereby appoints Robert A. Carlson or John Helenek and each of them, proxies of the undersigned, with full power of substitution, to vote all Common Stock of NAI Technologies, Inc., a New York corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Raintree Conference Center located at 1850 Industrial Circle, Longmont, Colorado 80503, on Thursday, February 1, 1996 at 10:00 a.m. (local time), or any adjournment thereof, with all the powers the undersigned would have if personally present on the following matters:



     1. PROPOSAL TO RATIFY AND APPROVE THE ISSUANCE BY THE COMPANY OF CERTAIN DEBT SECURITIES AND WARRANTS CONVERTIBLE OR EXERCISABLE INTO OR FOR APPROXIMATELY 8,000,000 SHARES OF THE COMPANY'S COMMON STOCK TO INVESTORS IN A PROPOSED PRIVATE PLACEMENT WHICH WILL RESULT IN THE POTENTIAL ISSUANCE OF MORE THAN 20% OF THE COMPANY'S COMMON STOCK AND MAY RESULT IN A CHANGE OF CONTROL OF THE COMPANY.

                     FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

     2. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 10,000,000 TO 25,000,000.

                     FOR [ ]     AGAINST [ ]     ABSTAIN [ ]



     3.    ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR:    Robert A. Carlson, Richard A.
                                                               Schneider,  Stephen A. Barre,
                                                               C. Shelton James,  Charles S.
                                                               Holmes,   John  M.  May   and
                                                               Robert D. Rosenthal


     FOR all Nominees [ ]     WITHHOLD AUTHORITY                INSTRUCTIONS:   to   withhold   authority
                              to vote for all Nominees [ ]      to vote for any individual Nominee, write
                                                                that   Nominee's   name   in   the  space
                                                                provided below.


                                                                -----------------------------------------



     4. PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1995.

                     FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

     5. IN THEIR DISCRETION, THE ABOVE-NAMED PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" ITEMS 1, 2 AND 4 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 5.

                                        The  undersigned   hereby   acknowledges
                                        receipt  of a copy  of the  accompanying
                                        Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given. You may strike out the persons named as proxies and designate a person of your choice, and may send this Proxy directly to such person.



                                        DATED:                            , 1996



                                        Please  complete,  date and sign exactly
                                        as  your  name  appears   hereon.   When
                                        signing  as   attorney,   administrator,
                                        executor, guardian, trustee or corporate official, please add your title. If shares are held jointly, each holder should sign.